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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. TWO )*

                                 Anadigics, Inc.
                                (Name of Issuer)

                     Common Stock $.01 par value and Options
                         (Title of Class of Securities)

                                    032515108
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 21 pages

CUSIP NO.    032515108                 13G                PAGE  2   OF  21 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              53,994

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              128,998
      OWNED BY
        EACH            --------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                  53,994

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              128,998

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       182,992

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  3   OF  21 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Offshore Limited Partnership, C.V.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              128,998

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              53,994
      OWNED BY          --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 128,998
        WITH
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              53,994

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       182,992

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  4   OF  21 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Management Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              182,992
      OWNED BY          --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 0
        WITH
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              182,992

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       182,992

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  5   OF  21 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Offshore Management, N.V.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Corporation

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              128,998
      OWNED BY          --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 0
        WITH
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              128,998

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       128,998

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  6   OF  21 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Partners L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              182,992
      OWNED BY          --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 0
        WITH
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              182,992

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       182,992

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  7   OF  21 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harry T. Rein
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              34,500

                        --------------------------------------------------------
                         6    SHARED VOTING POWER
      NUMBER OF
       SHARES                 182,992
    BENEFICIALLY        --------------------------------------------------------
      OWNED BY           7    SOLE DISPOSITIVE POWER
        EACH
      REPORTING               34,500
       PERSON
        WITH            --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              182,992

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       217,492

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.5%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  8   OF  21 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James J. Fitzpatrick
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              182,992
      OWNED BY          --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 0
        WITH
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              182,992

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       182,992

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  9   OF  21 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gregory Kopchinsky
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              182,992
      OWNED BY          --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 0
        WITH
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              182,992

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       182,992

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  10  OF  21 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert J. Migliorino
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              182,992
      OWNED BY          --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 0
        WITH
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              182,992

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       182,992

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 21 Pages

CUSIP NO.    032515108                 13G                PAGE  11  OF  21 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eric A. Young
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

                        --------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY              182,992
      OWNED BY          --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 0
        WITH
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              182,992

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       182,992

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 21 Pages

Item 1(a). Name of Issuer

           Anadigics, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices

           35 Technology Drive
           Warren, NJ  07059

Item 2(a). Name of Person Filing

           This statement is filed by Canaan Venture Limited Partnership, a Delaware limited partnership, ("Canaan Venture"), Canaan Venture Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership ("Canaan Venture Offshore"), Canaan Management Limited Partnership, a Delaware limited partnership, ("Canaan Management"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Gregory Kopchinsky, Robert J. Migliorino and Eric A. Young (collectively, the "Partners"). Canaan Management (which serves as the sole general partner of Canaan Venture and one of the two general partners of Canaan Venture Offshore), Canaan Corporation (which serves as the other general partner of Canaan Venture Offshore), Canaan Partners (which serves as the general partner of Canaan Management) and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b). Address of Principal Office or, if None, Residence

           Except in the case of Canaan Venture Offshore, Canaan Corporation and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Venture Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c). Citizenship

           Each of Canaan Venture, Canaan Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Venture Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d). Title of Class of Securities

           This Schedule 13G report relates to the Common Stock $.01 par value ("Common Stock") of Anadigics, Inc. ("the Company").

Item 2(e). CUSIP Number

           CUSIP number 032515108.


                              Page 12 of 21 Pages

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)      __ Broker or Dealer registered under Section 15 of the Act,
(b)      __ Bank as defined in Section 3(a)(6) of the Act,
(c)      __ Insurance Company as defined in Section 3(a)(19) of the Act,
(d)      __ Investment Company registered under Section 8 of the Investment
            Company Act,
(e)      __ Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940,
(f)      __ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
(g)      __ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
            Item 7,
(h)      __ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

           Not Applicable

Item 4.    Ownership

(a) Canaan Venture owns 53,994 shares of Common Stock. Canaan Venture Offshore owns 128,998 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Rein holds options to purchase 22,500 shares of Common Stock at $8.00 per share, options to purchase 6,000 shares of Common Stock at $14.17 per share, and options to purchase 6,000 shares of Common Stock at $26.17 per share, as an individual.

(b) By virtue of their common control, Canaan Venture and Canaan Venture Offshore each may be deemed to be the beneficial owners of 182,992 shares of Common Stock, representing beneficial ownership of 1.3% of the Company. Canaan Management, by virtue of its status as general partner of Canaan Venture and Canaan Venture Offshore, may be deemed to be the beneficial owner of 182,992 shares, representing beneficial ownership of 1.3%. Canaan Corporation, by virtue of its status as a general partner of Canaan Venture Offshore, may be deemed to be the beneficial owner of 128,998 shares, representing beneficial ownership of 0.9%. Through its direct holdings and by virtue of its status as general partner of Canaan Management, Canaan Partners may be deemed to be the beneficial owner of 182,992 shares, representing beneficial ownership of 1.3%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 182,992 shares representing in the case of each Partner, beneficial ownership of 1.3%. In addition, Mr. Rein owns additional shares as outlined in (a) above, which increases his beneficial percentage ownership to 1.5%. The foregoing percentages are calculated based on the 14,596,214 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1997.


                              Page 13 of 21 Pages

                                               NUMBER OF SHARES
                                               ----------------

(c)  Reporting Person                     (i)                 (ii)                 (iii)                 (iv)
     ----------------                     ---                 ----                 -----                 ----
Canaan Venture                          53,994              128,998               53,994               128,998
Canaan Venture Offshore                128,998               53,994              128,998                53,994
Canaan Management                            0              182,992                    0               182,992
Canaan Corporation                           0              128,998                    0               128,998
Canaan Partners                              0              182,992                    0               182,992
Harry T. Rein                           34,500              182,992               34,500               182,992
James J. Fitzpatrick                         0              182,992                    0               182,992
Gregory Kopchinsky                           0              182,992                    0               182,992
Robert J. Migliorino                         0              182,992                    0               182,992
Eric A. Young                                0              182,992                    0               182,992

(i)        Sole power to vote or direct the vote
(ii)       Shared power to vote or to direct the vote
(iii)      Sole power to dispose or to direct the disposition of
(iv)       Shared power to dispose or to direct the disposition of

Item 5.    Ownership of Five Percent or Less of a Class

           This statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the class of securities.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company Not applicable.

Item 8.    Identification  and Classification of Members of the Group
           Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.    Notice of Dissolution of Group
           Not applicable.

Item 10.   Certification
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


DATE:  February 10, 1998


                              Page 14 of 21 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Venture Limited Partnership
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:               *
        -------------------------------------
        General Partner

Canaan Venture Offshore Limited Partnership, C. V.
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:               *
        -------------------------------------
        General Partner

Canaan Management Limited Partnership
By:     Canaan Venture Partners L.P.
        Its General Partner

By:               *
        -------------------------------------
        General Partner


Canaan Offshore Management, N.V.

By:               *
        -------------------------------------
        Director

Canaan Venture Partners L.P.

By:               *
        -------------------------------------
        General Partner


                              Page 15 of 21 Pages

                  *
        -------------------------------------
        Harry T. Rein


                  *
        -------------------------------------
        James J. Fitzpatrick


                  *
        -------------------------------------
        Gregory Kopchinsky


                  *
        -------------------------------------
        Robert J. Migliorino


                  *
        -------------------------------------
        Eric A. Young


                                                *By:   /s/ Guy M. Russo
                                                       -------------------------
                                                       Guy M. Russo
                                                       Attorney-in-Fact

This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney filed with the Securities and Exchange Commission on April 22, 1997, in connection with a Schedule 13D for Alarmguard Holdings, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 16 of 21 Pages